Exhibit 10.6

Promissory Note

$22,500,000.00          August 8, 2016

UTSI Finance, Inc., a Michigan corporation (“Borrower”), hereby promises to pay to the order of Crown Enterprises, Inc., a Michigan corporation (“Holder”), the principal sum of $22,500,000.00 in lawful money of the United States of America (the “Principal”), with interest on the Principal (“Interest”) as set forth in this promissory note (the “Note”), to be paid in the manner set forth in this Note.

Interest on the Principal outstanding under this Note shall accrue from August 8, 2016 (the “Effective Date”) and be due and payable at a fixed rate of 3.5% per annum (the “Interest Rate”). Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Payment of the Principal and Interest shall be made to Holder at 12225 Stephens Road, Warren, MI 48089 or at such other place as Holder may designate from time to time in writing. Principal and Interest shall be due and payable in 120 consecutive monthly installments payable in arrears, with 120 payments in an amount equal to $222,493.20, commencing and payable on September 15, 2016 and on the first day of each month thereafter (each, a “Note Payment Date”) until August 15, 2026. Borrower may prepay, at any time and in whole or in part, the Principal and accrued Interest, without any premium or penalty.

If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to protect the security for its payment, or to enforce its collection, or to represent the rights of Holder in connection with any loan documentation, or to defend successfully against any claim, cause of action or suit brought by Borrower against Holder, Borrower shall pay on demand all costs of collection and litigation (including court costs), together with reasonable attorneys’ fees on a time and charges basis.

Borrower waives protest, demand, presentment and notice of dishonor, and agrees that this Note may be extended, in whole or in part, without limit as to the number of such extensions, or the period or periods thereof, and without notice to it and without affecting its liability thereon.

It is the intention of Holder and Borrower to comply strictly with all applicable usury laws and, accordingly, in no event and upon no contingency shall Holder ever be entitled to receive, collect, or apply as interest any interest, fees, charges, or other payments equivalent to interest, in excess of the maximum rate which Holder may lawfully charge under applicable statutes and laws from time to time in effect. In the event that Holder receives, collects, or applies as interest, any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness evidenced hereby. If the principal amount of the indebtedness evidenced hereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to the Borrower, or other party lawfully entitled thereto. All interest paid or agreed to be paid by the Borrower shall, to the maximum extent permitted under applicable law, be amortized, pro-rated, allocated and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. Any provision hereof, or of any other agreement between Holder and Borrower, that operates to bind, obligate, or compel the Borrower to pay interest in excess of such maximum lawful contract rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between Holder and Borrower that is in conflict with the provisions of this paragraph.

This Note shall be governed and construed according to the laws of the State of Michigan.

BORROWER:

UTSI Finance, Inc.

By: /s/ Jeff Rogers
Name: Jeff Rogers
Title: President